Exhibit 99.1

        PRESS RELEASE

For Immediate Release	Contact:	Michael Metcalf, CFO
Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2025 RESULTS

HOUSTON — November 18, 2025 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced results for the fourth quarter and full year Fiscal 2025 ended September 30, 2025. All comparisons are to the comparable periods of Fiscal 2024, unless otherwise noted.

Fourth Quarter Key Highlights:
•Revenues of $298 million increased 8%;
•Gross profit of $94 million, or 31.4% of revenue, increased 16%;
•Net income of $51 million, or $4.22 per diluted share, increased 12%;
•New orders(1) totaled $271 million, an increase of 1%;
•Backlog(2) as of September 30, 2025 totaled $1.4 billion, an increase of 3%;
•Cash and short-term investments as of September 30, 2025 totaled $476 million.
•Completed the acquisition of Remsdaq Ltd., a U.K.-based manufacturer of SCADA Remote Terminal Units for electrical substation control and automation in generation, transmission and distribution.

Full Year Key Highlights:
•Revenues totaled $1.1 billion, an increase of 9%;
•Gross profit of $324 million, or 29.4% of revenue, increased 19%;
•Net income of $181 million, or $14.86 per diluted share, increased 21%;
•New orders totaled $1.2 billion, an increase of 9%.

Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “Our fourth quarter marked a solid finish to another record year for Powell. We delivered gross profit dollar growth of 16% on revenue growth of 8%, which is a testament to the ongoing high levels of execution across our manufacturing footprint. This culminated in record quarterly earnings per share of $4.22. Our order intake of $271 million was well-balanced across markets and the commercial momentum continues as we enter Fiscal 2026. We also closed our acquisition of Remsdaq, which will allow us to scale a highly competitive and margin-accretive electrical automation solution to meet a growing and underserved demand in the markets where we compete. I’d like to thank the entire Powell team for their commitment to our customers and for another incredible year, helping to further our unique position as supplier of critical electrical distribution solutions to a growing array of applications.”

Fourth Quarter Fiscal 2025 Results
Revenues totaled $298.0 million, an increase of 8% compared to $275.1 million in the prior year, and an increase of 4% compared to $286.3 million in the third quarter of Fiscal 2025. The growth compared to the prior year was driven by higher revenue levels from the Electric Utility and Light Rail Traction Power markets, which grew by 100% and 85%, respectively, partially offset by lower revenue levels in the Oil & Gas and Petrochemical markets, which declined by 10% and 25%, respectively, as well as a 9% decline in revenue in the Commercial & Other Industrial market.
Gross profit of $93.5 million, or 31.4% of revenue, increased 16% compared to $80.4 million, or 29.2% of revenue, in the prior year and increased 6% from $87.9 million, or 30.7% of revenue, in the third quarter of Fiscal 2025. The improvement compared to the prior year was primarily due to favorable volume leverage and strong project execution, while continuing to operate in a stable pricing environment.

New orders totaled $271 million compared to $267 million in the prior year and $362 million in the third quarter of Fiscal 2025. Order activity was well-balanced across our markets and was led by the Electric Utility and Commercial & Other Industrial markets.
Backlog totaled $1.4 billion as of September 30, 2025, a decrease of 2% compared to backlog as of June 30, 2025, and an increase of 3% compared to backlog as of September 30, 2024.
Net income of $51.4 million, or $4.22 per diluted share, increased 12% compared to $46.1 million, or $3.77 per diluted share, in the prior year, and increased 7% compared to $48.2 million, or $3.96 per diluted share, in the third quarter of Fiscal 2025.

Full Year Fiscal 2025 Results
Revenues totaled $1.1 billion, an increase of 9% compared to $1.0 billion in the prior year. The growth was primarily driven by higher revenue levels within the Electric Utility and Commercial & Other Industrial sectors, which grew 50% and 19%, respectively, as well as an increase of 87% in the Light Rail Traction Power market. This was partially offset by revenue declines in the Oil & Gas and Petrochemical markets of 3% and 19%, respectively, compared to Fiscal 2024.
Gross profit of $324.4 million, or 29.4% of revenues, increased 19% compared to $273.1 million, or 27.0% of revenues, in Fiscal 2024. The improvement in gross margin was driven by the same factors mentioned above.
New orders totaled $1.2 billion and increased 9% compared to net new orders of $1.1 billion in Fiscal 2024. The increase was driven by higher levels of order activity across our Oil and Gas, Electric Utility, and Light Rail Traction Power markets, partially offset by lower order activity in the Petrochemical market.
Net income of $180.7 million, or $14.86 per diluted share, increased 21% compared to $149.8 million, or $12.29 per diluted share, in Fiscal 2024.

Cope added, “We remain encouraged as our funnel of opportunities across our markets remains very strong as we enter Fiscal 2026. Customer activity in the data center market remains highly encouraging as opportunities are growing in both size and volume as we expand our presence in this strategic market for Powell. Commercial activity continues to also enhance expanded opportunities in the Utility sector which continues to be a strong strategic focus for the entire company. Meanwhile, order outlook for our Oil & Gas market also remains positive, driven by our expectation for a strong and extended cycle of LNG activity which could persist across the back half of this decade based on current application activity and identified work. We are making the investments today to support this outlook, as our recently announced capacity expansion at our Jacintoport manufacturing facility is well underway and expected to be completed in the second half of Fiscal 2026.”

OUTLOOK
Commenting on the Company's outlook, Michael Metcalf, Powell’s Chief Financial Officer, said, “We are very pleased with our financial performance in Fiscal 2025 as well as the composition, margin profile and schedule of our current backlog. This, combined with our expectation for continued strong order activity across the largest markets we serve, leave us confident in our ability to deliver another year of solid financial results in Fiscal 2026. Notwithstanding the typical softness due to seasonality in our Fiscal first quarter, we believe that on a total year basis, the margin profile recognized in fiscal 2025 is sustainable as we enter Fiscal 2026, as the pricing environment remains stable and we continue to efficiently execute and close out projects in our backlog, supporting our outlook for a successful Fiscal 2026.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, November 19, 2025 at 11:00 a.m. Eastern time. To participate in the conference call, dial 1-833-953-2431 (domestic) or 1-412-317-5760 (international) at least 10 minutes before the call begins and ask for the Powell Industries conference call. A telephonic replay of the conference call will be available through November 26, 2025 and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using passcode 1418365#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

About Powell Industries
Powell Industries, Inc., headquartered in Houston, Texas, develops, designs, manufactures and services custom-engineered equipment and systems that distribute, control and monitor the flow of electrical energy and provide protection to motors, transformers and other electrically powered equipment. Powell Industries, Inc. primarily serves the oil and gas and petrochemical markets, the electric utility market, and commercial and other industrial markets. Beyond these major markets, we also provide products and services to the light rail traction power market and other markets that include universities and government entities. We are continuously developing new channels to electrical markets through original equipment manufacturers and distribution market channels. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release, including those related to our outlook and acquisitions, including the Remsdaq acquisition, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials, the impact of tariffs and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
(In thousands, except per share data)
	(Unaudited)

Revenues	$297,983	$275,063	$1,104,318	$1,012,356
Cost of goods sold	204,457	194,629	779,937	739,268
Gross profit	93,526	80,434	324,381	273,088

Selling, general and administrative expenses	27,042	21,572	95,401	84,888
Research and development expenses	3,127	2,746	11,008	9,427
Amortization of intangible assets	112	—	112	—
Operating income	63,245	56,116	217,860	178,773

Other expenses (income):
Interest income, net	(4,293)	(4,381)	(15,690)	(17,315)
Income before income taxes	67,538	60,497	233,550	196,088
Income tax provision	16,118	14,445	52,803	46,240
Net income	$51,420	$46,052	$180,747	$149,848

Earnings per share:
Basic	$4.26	$3.84	$14.98	$12.51
Diluted	$4.22	$3.77	$14.86	$12.29

Weighted average shares:
Basic	12,072	11,999	12,062	11,982
Diluted	12,176	12,211	12,167	12,188

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,050	$1,797	$7,265	$6,871
Capital Expenditures	$1,769	$8,456	$13,149	$11,983
Dividends Paid	$3,229	$3,178	$12,869	$12,653

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	September 30, 2024
(In thousands)

Assets:

Cash, cash equivalents and short-term investments	$475,527	$358,392

All other current assets	456,189	418,089

Property, plant and equipment, net	111,049	103,421

Long-term assets	66,219	48,278

Total assets	$1,108,984	$928,180

Liabilities and equity:

Current liabilities	$446,387	$428,015

Deferred and other long-term liabilities	21,827	17,092

Stockholders’ equity	640,770	483,073

Total liabilities and stockholders’ equity	$1,108,984	$928,180

SELECTED FINANCIAL DATA:

Working capital(3)	$485,329	$348,466

(1)New orders (bookings) represent the estimated value of contracts added to existing backlog (unsatisfied performance obligations).
(2)The amounts recorded in backlog may not be a reliable indicator of our future operating results and may not be indicative of continuing revenue performance over future fiscal quarters or years primarily due to unexpected contract adjustments, cancellations or scope reductions.
(3)Working Capital is equal to current assets (including Cash and ST Investments) minus current liabilities.